Exhibit 8.1





                   [Letterhead of Wilmer, Cutler & Pickering]







                                  July 8, 1997



Sinclair Broadcast Group, Inc.
KDSM, Inc.
Sinclair Capital
2000 West 41st Street
Baltimore, Maryland  21211

Dear Ladies and Gentlemen:

         We have acted as tax counsel to Sinclair Broadcast Group, Inc. ("Sinclair"), KDSM, Inc., and Sinclair Capital (the "Trust") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of the 11 5/8% High Yield Trust Offered Preferred Securities of the Trust (the "Preferred Securities"), the 11 5/8% Senior Debentures due 2009 of KDSM, Inc. (the "KDSM Senior Debentures"), the 12 5/8% Series C Preferred Stock, par value $.01 per share of Sinclair, Sinclair's guarantee with respect to the Preferred Securities, and Sinclair's guarantee with respect to the KDSM Senior Debentures, each of which is described in the Prospectus that forms a part of the Registration Statement (the "Prospectus"). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Prospectus.

         We have examined copies of the following documents: (1) the Registration Statement, including the Prospectus; (2) the Trust Agreement; (3) the KDSM Senior Debenture Indenture; (4) the Pledge Agreement; (5) the Parent Preferred Articles Supplementary; (6) the Parent Guarantee Agreement; (7) the Registration Rights Agreement; (8) the Expense Agreement; and


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Sinclair Broadcast Group, Inc.
July 8, 1997
Page 2

(9) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

         In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.

         Based on and subject to the foregoing, it is our opinion that the discussion set forth in the Prospectus under the heading "Certain Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Preferred Securities under current law.

         The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

         This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus.

                                                     Very Truly Yours,

                                                     WILMER, CUTLER & PICKERING


                                            By:        /s/ William J. Wilkins
                                                     ---------------------------
                                                     William J. Wilkins
                                                     A Partner